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EXHIBIT 5.1

                                              June 3, 1999


American International Petroleum Corporation
444 Madison Avenue
New York, New York 10022

Gentlemen:

We are counsel to American International Petroleum Corporation, a Nevada corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of a registration statement on Form S-3 (the "Registration Statement") relating to the offer and sale of 20,003,929 shares of the Company's common stock by the selling securityholders named in the Registration Statement, including

        o 2,574,986 shares that they acquired or may acquire upon conversion of the Company's 14% convertible notes due April 21, 2000 or in payment of accrued interest on the convertible notes

        o 11,388,888 shares that may be acquired upon conversion of the Company's 5% convertible secured debentures due February 18, 2004, or in payment of accrued interest thereon

        o 3,268,548 shares that they may acquire upon exercise of outstanding warrants

        o 325,000 shares that they may acquire upon exercise of outstanding options

        o 2,446,507 shares previously acquired.

We have examined such corporate documents and records and other certificates, and we have made such investigations of law as we have deemed necessary or appropriate in order to render the opinions hereinafter set forth. Based on the foregoing, we are of the opinion that:

                  1. The Company has been duly organized, is validly existing and in good standing under the laws of the State of Nevada.

                  2. The shares of common stock to be issued upon conversion of the convertible notes or in payment of accrued interest on the convertible notes, have been duly authorized, and when duly issued upon conversion of the convertible notes in accordance with the terms thereof or in payment of accrued interest on the convertible notes, will be legally issued, fully paid and non-assessable.

                  3. The shares of common stock to be issued upon the exercise of the options and warrants have been duly authorized, and when duly issued in accordance with the terms thereof, will be legally issued, fully paid and non-assessable.

                  4. The shares of common stock issued for consulting services have been duly authorized, validly issued, and are fully paid and non-assessable.

Our firm owns 268,212 shares of common stock, and an investment nominee of our firm owns 225,905 shares of common stock.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference in the Registration Statement to this firm under the heading "Legal Matters." In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                  Very truly yours,

                                                  /s/ Snow Becker Krauss P.C.
                                                  -----------------------------
                                                  SNOW BECKER KRAUSS P.C.